Exhibit 99.1

R. J. Reynolds Capital Investment Plan

Financial Statements and Supplemental Schedule

December 31, 2003 and 2002

(with Report of Independent Registered Public Accounting Firm Thereon)

R. J. Reynolds Capital Investment Plan

Table of Contents

Page
Report of Independent Registered Public Accounting Firm	1
Financial Statements:
Statements of Net Assets Available for Benefits as of December 31, 2003 and 2002	2
Statements of Changes in Net Assets Available for Benefits for the Periods Ended December 31, 2003 and 2002	3
Notes to Financial Statements	4-9
Supplemental Schedule — Form 5500, Schedule H, Line 4i -
Schedule of Assets (Held at End of Year) as of December 31, 2003	10

Note: Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RJR Employee Benefits Committee of R. J. Reynolds Capital Investment Plan:

We have audited the accompanying statements of net assets available for benefits of the R. J. Reynolds Capital Investment Plan, referred to as the Plan, as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the periods then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for benefits for the periods then ended in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Greensboro, North Carolina
May 21, 2004

R. J. Reynolds Capital Investment Plan

Statements of Net Assets Available For Benefits

December 31, 2003 and 2002

	2003	2002
Assets:
Investments, at fair value — plan interest in Master Trust (notes 1, 2, 3 and 4)	$1,079,446,909	$931,506,623
Loans to participants	15,149,526	16,359,335
Receivables:
Investment income	1,136,538	1,140,139
Due from broker for sale of investments	1,131,297	71,405

Total receivables	2,267,835	1,211,544

Total assets	1,096,864,270	949,077,502

Liabilities:
Accrued administrative expenses	282,171	351,695
Due to broker for purchase of investments	—	315,198

Total liabilities	282,171	666,893

Net assets available for benefits	$1,096,582,099	$948,410,609

See accompanying notes to financial statements.

R. J. Reynolds Capital Investment Plan

Statements of Changes in Net Assets Available for Benefits

Periods Ended December 31, 2003 and 2002

	2003	2002
Additions:
Investment income (loss) – plan interest in Master Trust (notes 1, 2, 3 and 4)	$165,530,243	$(105,779)
Interest income on participant loans	1,069,009	—
Contributions:
Employer contributions	11,618,075	47
Participant contributions	34,951,129	168,647

Total contributions	46,569,204	168,694

Total additions, net	213,168,456	62,915

Deductions:
Benefits paid to participants	61,488,953	75,661
Administrative expenses	1,537,875	—

Total deductions	63,026,828	75,661

Net increase (decrease) in assets available for benefits prior to transfers to other plans	150,141,628	(12,746)
Net transfers to other plans (note 1)	(1,970,138)	—

Net increase (decrease) in assets available for benefits	148,171,490	(12,746)
Net assets available for benefits at beginning of period	948,410,609	948,423,355

Net assets available for benefits at end of period	$1,096,582,099	$948,410,609

See accompanying notes to financial statements.

R. J. Reynolds Capital Investment Plan

Notes to Financial Statements

(1)	Plan Description

The following brief description of the R. J. Reynolds Capital Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution plan for eligible employees of R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR or the Company, and participating subsidiaries. All eligible employees become participants unless they elect not to participate. The RJR Employee Benefits Committee controls and manages the operation and administration of the Plan. Citibank, N.A., referred to as Citibank, serves as the trustee of the Plan. Mellon HR and Investor Solutions serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

On February 6, 2004, the Company registered with the Securities and Exchange Commission an additional two million shares of RJR common stock for issuance pursuant to the Plan and one other plan sponsored by a subsidiary of the Company.

In the second quarter of 2003, R. J. Reynolds Tobacco Company completed the sale of its Avoca business. In connection with the sale, assets of $1,970,138 attributable to certain former Plan participants were transferred from the Plan to the Pharmachem Laboratories, Inc. Retirement Savings Plan.

On December 31, 2002, an amendment was made to the Plan changing the Plan year from December 30 to a calendar year effective January 1, 2003. As a result, the period ended December 31, 2002 represents a one day Plan year.

(b)	Interest in Master Trust

The Plan’s investments are in the R. J. Reynolds Defined Contribution Master Trust, referred to as the Master Trust, which was established for the investment of assets of the Plan and several other Company-sponsored plans. Since May 2000, the Plan has been the only plan with assets in the Master Trust. Citibank has held the assets of the Master Trust since May 1, 2000. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plan(s) based upon average monthly balances invested by each plan.

(c)	Contributions

Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan document. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 50% of compensation, including the basic contribution. Participants who have attained age 50 before the end of a calendar year may make additional catch-up contributions of 1% to 25% of compensation. The Company or participating subsidiaries contribute an amount equal to 50% of basic contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Contributions are subject to certain Internal Revenue Code limitations.

The Committee approved an amendment to the Plan, effective January 1, 2004, that for participants hired on or after January 1, 2004, the Company or participating subsidiaries will contribute an amount equal to 100% of basic contributions.

(d)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company or participating subsidiaries’ contributions and Plan earnings, and debited with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions or account balances, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(e)	Vesting

Participants are immediately vested in their contributions and actual earnings thereon. Vesting in Company or participating subsidiaries’ contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies or upon the occurrence of certain events as defined in the Plan document.

(f)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct his or her employee contributions in 1% increments in any of twelve investment fund options, including a self-directed brokerage account managed by Charles Schwab & Co., Inc. Participants may change or transfer their investment options at any time via telephone or a secured Internet website.

(g)	Loans to Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months and limited by certain restrictions in the Plan document. A fee of $50 is charged to a participant’s account when a loan is initiated. Loan transactions are treated as a transfer between the investment fund and the loan fund. Loan terms shall not be for more than five years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions.

(h)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or, if elected by the participant, monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy. Partial lump-sum distributions are also available after termination of service.

(i)	Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Master Trust.

(j)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break in service years, as defined in the Plan document. For the periods ended December 31, 2003 and 2002, employer contributions were reduced by $140,997 and $0, respectively, by forfeited nonvested accounts. At December 31, 2003 and 2002, forfeited nonvested accounts totaled $8,085 and $3,911, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. Certain reclassifications were made to conform the prior year financial statements to the current presentation.

(b)	Investment Valuation and Income Recognition

The Plan’s interest in the Master Trust, except for the guaranteed investment contracts and pooled separate account, is valued at fair value based on quoted market prices of the underlying investments. Loans to participants are valued at cost plus accrued interest, which approximates fair value.

The Plan has entered into a pooled separate account and various benefit-responsive investment contracts with investment and insurance companies, which maintain the contributions in a general account. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by the investment and insurance companies. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was approximately 5.56% and 6.29% for the periods ended December 31, 2003 and 2002, respectively. The contract rates ranged from 3.08% to 9.80% and 2.08% to 8.16% at December 31, 2003 and 2002, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.

Within the Master Trust, purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Master Trust utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(d)	Payment of Benefits

Benefits are recorded when paid.

(3)	Master Trust

Investments and investment income (loss) for the Master Trust were:

	December 31,
	2003	2002
Investments:
At fair value:
C.E.B.T. Liquid Reserve Fund	$10,882,997	$8,947,597
R.J. Reynolds Tobacco Holdings, Inc. Common Stock Fund	64,802,534	50,544,591
Charles Schwab Personal Choice Retirement Account	18,873,671	13,184,722
Mutual funds	512,676,577	378,787,408

	607,235,779	451,464,318

At contract value:
Guaranteed investment contracts	436,559,465	434,584,184
Pooled separate account	35,651,665	45,458,121

	472,211,130	480,042,305

Total investments	$1,079,446,909	$931,506,623

	Period Ended December 31, 2003	Period Ended December 31, 2002
Investment income (loss):
Net appreciation (depreciation) in fair value of investments:
R.J. Reynolds Tobacco Holdings, Inc. Common Stock Fund	$17,149,467	$(758,078)
Charles Schwab Personal Choice Retirement Account	4,228,907	38,584
Mutual funds	106,297,728	533,078

	127,676,102	(186,416)
Interest and dividend income	37,854,141	80,637

Total investment income (loss)	$165,530,243	$(105,779)

The Plan’s interest in the net assets of the Master Trust was 100% at December 31, 2003 and 2002. The Plan’s interest in investment income or loss of the Master Trust was 100% for the periods ended December 31, 2003 and 2002.

(4)	Related Party Transactions

Certain Master Trust investments are shares of funds managed by Citibank, the trustee of the Plan; therefore, these transactions qualify as party-in-interest transactions. Administrative fees paid to Citibank for the periods ended December 31, 2003 and 2002 were $262,063 and $0, respectively.

The RJR common stock fund is provided as an investment option for participants in the Plan. As RJR is the Plan sponsor, these transactions qualify as party-in-interest transactions. See note 3 for a description of the amounts of RJR common stock included in Master Trust assets.

(5)	Income Tax Status

The Plan obtained its latest determination letter dated June 11, 2003, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

(6)	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions.

(7)	Contingency

On May 13, 2002, a participant in the Plan filed a lawsuit in United States District Court, Middle District of North Carolina, naming the Company, R. J. Reynolds Tobacco Company, the RJR Employee Benefits Committee, and the RJR Pension Investment Committee as defendants in the lawsuit, alleging that each acted as a fiduciary of the Plan. The lawsuit claims that, following the spin-off of the Company by RJR Nabisco Holdings Corp. in June 1999, each defendant breached its fiduciary duty to Plan participants under ERISA by (i) eliminating the NGH and Nabisco, referred to as NA, common stock funds as investment options under the Plan and (ii) directing the Plan to sell all NGH and NA stock by January 31, 2000. The lawsuit is filed on behalf of a purported class of Plan participants similarly situated to the plaintiff, but no class has been certified by the court. On July 29, 2002, defendants filed a motion to dismiss, which the court granted on December 10, 2003. On January 7, 2004, the plaintiff appealed to the United States Court of Appeals for the Fourth Circuit. The expenses incurred in defending the case and the outcome of the lawsuit will be paid by the Company and will not impact the Plan.

**********

R. J. Reynolds Capital Investment Plan

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2003

	Description of Investment,
	Including Maturity Date,
Identity of Issue, Borrower,	Rate of Interest, Collateral,	Number of shares		Current
Lessor or Similar Party	Par or Maturity Value	or units	Cost	Value
Loan Fund	Participant loans, (1,826 loans with interest rates ranging from 5.0% to 10.5% and maturity dates ranging from 1/30/04 – 1/30/09)	—	—	$15,149,526

				$15,149,526